Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 23, 2019, relating to the financial statements and financial highlights, which appears in Cohen & Steers Alternative Income Fund, Inc.’s (formerly known as Dividend Value Fund, Inc.) Annual Report on Form N-CSR for the year ended February 28, 2019. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 25, 2019